Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated February 26, 2020 on the financial statements and financial highlights of Dreyfus Liquid Assets, Inc. for the fiscal year ended December 31, 2019 and dated January 28, 2020 on the financial statements and financial highlights of General Money Market Fund, Inc. for the fiscal year ended November 30, 2019, which is incorporated by reference in this Registration Statement on Form N-14 of General Money Market Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

November 16, 2020